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                                                                    EXHIBIT 14.1

                              STANDARDS OF CONDUCT
                                       OF
                        FIRST COMMUNITY BANCSHARES, INC.
                              AND ITS SUBSIDIARIES




Retain this copy for reference - Return ONLY the Certification Statement to the Chief Financial Officer

         INTRODUCTION
As business becomes more complex and requires increasingly diverse skills and abilities, integrity in the fullest sense - having and maintaining high ethical standards - is one characteristic we all must share. The position you hold with First Community Bancshares, Inc. and/or one of our subsidiaries is evidence of our trust that you will exercise the highest standards in conducting both business and personal affairs. These standards are reminders of your obligation to your Company. The explanations are intended to guide you in determining the appropriate action to take in certain circumstances.
The purpose of these standards is to reiterate the high standards of conduct which are associated with ethical business practices and to identify areas and situations where public trust and confidence might be compromised or a law violated and to set forth guidelines governing such situations.
Most important in conducting our business is this basic rule: You should never sacrifice integrity even if you think it would help our business - nor should you act in any way which might cause others to think that you have done so.
If you have a question about a rule, or its application in a particular situation, discuss it with your supervisor, the Chief Financial Officer or the Director of Human Resources before taking action. You are also expected to use your best efforts to have staff members you supervise be aware of and comply with these rules. It is your obligation to report any breach of these rules to the Company's Chief Financial Officer.

         GENERAL STANDARDS OF CONDUCT
The following Standards of Conduct apply to all directors, officers and employees of First Community Bancshares, Inc., and each of its direct or indirect wholly owned subsidiaries, collectively referred to herein for convenience as the "Company." As a director, officer or employee of the Company you are expected to:

1. CONDUCT THE COMPANY'S BUSINESS IN FULL COMPLIANCE WITH BOTH THE LETTER AND THE SPIRIT OF THE LAW AND THESE RULES AND REPORT ANY VIOLATIONS
2.       USE CONFIDENTIAL INFORMATION PROPERLY
3.       RECOGNIZE AND AVOID CONFLICTS OF INTEREST
4. PROTECT THE COMPANY'S OWNERSHIP OF PROPERTY, INCLUDING INFORMATION, PRODUCTS AND SERVICES
5.       CONDUCT OUTSIDE ACTIVITIES IN A WAY THAT DOES NOT COMPROMISE YOU OR THE
         COMPANY
6. MANAGE YOUR PERSONAL FINANCES RESPONSIBLY AND REPORT ON YOUR INDEBTEDNESS AS REQUIRED
7. CARRY OUT PERSONAL SECURITIES AND OTHER FINANCIAL TRANSACTIONS WITHIN THE BOUNDS SET FORTH BY THE COMPANY, REPORTING THESE TRANSACTIONS AS REQUIRED
8. TREAT THE COMPANY'S DIRECTORS, OFFICERS, EMPLOYEES, CUSTOMERS AND OTHERS WITH WHOM YOU HAVE DEALINGS FAIRLY AND WITH RESPECT
9.       HELP TO ENSURE PROPER DISCLOSURE IN PUBLIC DOCUMENTS
10. ANNUALLY, ACKNOWLEDGE THAT YOU HAVE READ AND COMPLIED WITH THE STANDARDS OF CONDUCT POLICY THE FOLLOWING PAGES PRESENT THESE STANDARDS IN DETAIL.

         COMPLIANCE
You should be aware that a violation of these Standards of Conduct provides a basis for disciplinary action up to and including termination or removal from the Board, as applicable. Conduct that may result in discipline includes failure to promptly report a known or suspected violation of the Standards, failure to cooperate in internal investigations of possible violations, and retaliation of any kind against anyone who reports a violation. Violation of these Standards can also mean breaking the law and subject the individual to criminal penalties or civil sanctions.

         INTERPRETATION OF STANDARDS OF CONDUCT
Subject to the express limitations of these Standards of Conduct, Company Bylaws, and applicable law, the Board of Directors or Chief Financial Officer shall have the discretionary authority to interpret these Standards of Conduct, to make all factual determinations under these Standards of Conduct, and to make all other determinations necessary or advisable for administration of these Standards of Conduct. All interpretations, determinations, and actions by the Board of Directors or Chief Financial Officer shall be final, conclusive, and binding upon all parties.



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                  WAIVERS OF THE STANDARDS OF CONDUCT
Any waiver of these Standards for directors and executive officers, in cases in which the underlying objective of the Standards will not be violated and only for just cause, may be made only by the Board of Directors. Any amendment to or grant of a waiver from a provision of these Standards to any director or executive officer will be promptly disclosed to the extent and as required by law.

         STANDARDS

1. YOU ARE EXPECTED TO CONDUCT THE BUSINESS OF THE COMPANY IN FULL COMPLIANCE WITH BOTH THE LETTER AND THE SPIRIT OF THE LAW AND THESE RULES AND TO REPORT ANY VIOLATIONS.

     The Company has an enviable reputation for honesty, integrity and security. Such is vital to its success. To merit and maintain the complete confidence of our customers, we all must act responsibly. Each director, officer and employee must conduct his or her personal affairs and business dealings in a manner which develops and maintains the highest level of respect. Remember that your personal conduct may either directly or indirectly reflect on the organization and other directors, officers and employees. You have assumed a duty to the Company, its customers and shareholders. This duty is to act in a manner that will merit the continued trust and confidence of the public in the Company. To others, you are the Company, and your actions reflect our values and standards. You are expected to avoid any action that might reflect unfavorably on either your integrity or that of the Company. The Company cannot tolerate in its members any conduct which might be considered as detrimental to the reputation of the organization.

     Similarly, the Company's reputation for high standards of ethics and quality is established by the manner in which we conduct business. On a daily basis, you are expected to stay within the letter and the spirit of these rules and of the various laws and regulations which apply to our business. Discovery of any event of an unethical, fraudulent, or illegal nature or of activities or transactions appearing to be in violation of the Standards of Conduct should be promptly reported to the head of your department and the Company's Chief Financial Officer. Any such instances involving persons at a senior level within the organization should be reported directly to the Company's Chief Financial Officer.

2.       YOU ARE EXPECTED TO USE CONFIDENTIAL INFORMATION PROPERLY.

     One of our most critical responsibilities is to maintain and protect the trust placed in us by our customers. Confidential information - whether obtained from those with whom the Company does business or from sources within the Company - must be safeguarded.

     Maintaining confidentiality is important regardless of the form the information takes - oral, print or on electronic equipment. You must take care in what you say, to whom, and where; about how you treat memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens and store in databases. Electronic mail (E-mail) and voice mail should only be accessed by authorized individuals. Unauthorized access to E-mail or voice mail may result in disciplinary action up to and including termination.

3.       YOU ARE EXPECTED TO RECOGNIZE AND AVOID CONFLICTS OF INTEREST.


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     A conflict of interest exists when any form of interest - direct or indirect - is of such nature that it might reasonably affect the director, officer or employee's judgment or decisions exercised on behalf of the Company. It is the Company's policy that directors, officers and employees avoid conflicts of interest.

     The following are some typical activities, which could present conflicts of interest, or the appearance of conflicts. They are prohibited by the Company - and, in some cases, by law:

GIFTS/FREE SERVICES
The Company policy prohibits directors, officers and employees from accepting gifts, hospitality or free services that might influence their business judgment. Directors, officers and employees must not solicit gifts, hospitality or free services from current or prospective customers or suppliers. In addition, the Company discourages directors, officers and employees from accepting any gifts or hospitality from prospective or current customers of the Company. This policy is not intended to preclude the acceptance or the giving of common courtesies usually associated with accepted business practices, including accepting or giving advertising mementos or gifts of small value (less than $200) which are of such a nature as to indicate they are merely tokens of respect or friendship.

This policy is not intended to preclude the acceptance or the giving of gifts or services from members of your immediate family. The following persons are considered members of your "immediate family": your spouse, parents, grandparents, children, grandchildren and siblings, including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.

ACCEPTING OFFERS OF HOSPITALITY
You may not solicit hospitality or accept lavish or unusual entertainment or hospitality from a current or prospective customer or supplier.

You may accept normal amenities that facilitate the discussion of Company business such as a normal and customary business lunch, dinner, or other unsolicited business-related hospitality or services, unless the receipt of such hospitality would or is made to influence your judgment, or it is not normal and customary for the occasion.

On a case-by-case basis, the Company may approve other circumstances that are not specifically addressed above, but approval of those situations will usually be required in writing and, for directors and executive officers, may only be made by the Board of Directors. See "Waivers of the Standards of Conduct."

DIRECTORS, OFFICERS OR EMPLOYEES NAMED IN A CUSTOMER'S WILL
A director, officer or employee may not accept gifts or bequests from customers or suppliers of the Company under wills or trust instruments without the prior written approval of the Board of Directors unless the gift or bequest is from a member of the director, officer or employee's immediate family. This policy applies even if the gift or bequest was not known by the director, officer or employee to have been provided in the will or trust.

     If there is litigation against you and/or the Company regarding the gift or bequest, you are solely responsible for providing your own defense and for indemnifying the Company.

OTHER AREAS OF POTENTIAL CONFLICT
Undisclosed borrowing from a customer, regardless of the terms of such borrowing, and whether such borrowing is direct or indirect, or through third parties.

Providing excessive gifts or entertainment to clients or potential clients or extending to them banking terms that are more favorable than those normally offered.

Processing transactions on your own account or the account of members of your immediate family.

Offering bribes, kickbacks, remuneration or other improper consideration to any person, business entity or official of any government agency in the United States or abroad, either directly or indirectly, to gain preferential treatment in securing business or obtaining special concessions in the Company's interest.

Buying, selling, trading, or carrying securities or commodities for your personal account - or accounts for a member of your immediate family or other "associate" - under circumstances which would obligate you in any sense to a dealer, broker, or client or which could influence your judgment in handling transactions for the Company's account or on behalf of a client, is not permitted. An "associate" is (a) a member of your immediate family or someone who lives in your household over whose purchases, sales, or other trading activities you exercise influence, or (b) an investment account over which you exercise sole investment discretion.


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4.       YOU ARE EXPECTED TO PROTECT THE COMPANY'S OWNERSHIP OF PROPERTY,
         INCLUDING INFORMATION, PRODUCTS AND SERVICES, AND YOU MAY NOT USE COMPANY PROPERTY, INFORMATION OR POSITION FOR IMPROPER PERSONAL GAIN.

     The misuse or removal from the Company facilities without authorization of the Company's furnishings, equipment and supplies is prohibited.

     This applies equally to other property obtained or copied by the Company for its exclusive use - such as client lists, files, reference materials and reports, computer software, data processing systems and data bases. Neither originals nor copies may be removed from the Company premises or used for purposes other than Company business without your manager's authorization.

     The Company's products and services are its property. The contribution you make to their development and implementation while you are employed at or serving the Company are its property and remain its property even if you leave the organization.

     You must take care to avoid providing a competitor or potential competitor with proprietary information about the Company's facilities, its systems or its products and services.

     Those employees with personal computers residing on the corporate network must comply with the Company's policies relating to E-mail, security, and internet usage, which are furnished to each user. First Community's computer and telecommunications systems are company property and should be used in accordance with established policy.

     All directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or their position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or their position for improper personal gain, and no employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. YOU ARE EXPECTED TO CONDUCT OUTSIDE ACTIVITIES IN A WAY THAT DOES NOT COMPROMISE YOU OR THE COMPANY.

     To protect its customers, its business and you, the Company places restrictions on the non-company business connections you may have.

(a)      NON-COMPANY BUSINESS ACTIVITIES
         OFFICERS: You must obtain the prior written consent of the head of your department or division to engage in any business-related activity outside the Company whether or not compensation is received. Requests for consent should be filed with the Company's Chief Financial Officer using the format discussed below. If approval is given and the activity undertaken, the Chief Financial Officer should be notified when the activity ceases.

         DIRECTORS: Directors should avoid actual or apparent conflicts of interest with the Company in personal or professional relationships. Generally, speaking a conflict of interest occurs when a director's or a member of the director's immediate family personal interest interferes, has the potential to interfere, or appears to interfere materially with: (a) the business interests of the Company; or (b) the ability of the director to carry out his or her duties and responsibilities. A director should disclose to the Board any transaction or relationship that the director reasonably expects could give rise to an actual or apparent conflict of interest with the Company. However, whether an actual or apparent conflict of interest


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         exists depends on the facts of each situation. Whenever there is any question regarding whether a conflict of interest exists, we encourage each director to consult the Board.

         STAFF: You may undertake supplemental employment provided you disclose your extra job to your immediate supervisor, it does not interfere with your work for the Company, and written approval is provided to the Company's Chief Financial Officer. However, you may not be employed by another bank, brokerage firm or other financial institution. In addition, you should not undertake supplemental employment that might influence or appear to influence actions taken, judgments made, or advice given by you as a Company employee. Approved outside employment requests will be sent to the Company's Chief Financial Officer and the Director of Human Resources to review, record and to issue specific guidelines as may be applicable to the situation.

 (b)     WORKING FOR THE COMMUNITY
         Directors, officers and employees are encouraged to participate actively in non-profit organizations such as educational, religious, health and welfare institutions, and service clubs. They are also encouraged to serve their communities and schools by service on committees and boards.

         Employees choosing to participate in civic, charitable, political, and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time or otherwise interfere with regular duties. If an employee has any question in this regard, he or she should discuss the matter with his or her manager before engaging in the activity.

         The foregoing policy statements are not intended to discourage personnel from directorships or other forms of participation in those charitable, religious, educational, and community activities not carried on for profit in which business people, historically, have considered it both their right and civic obligation to participate. All personnel are encouraged to take part in such worthy endeavors so long as such activities do not impair efficiency in the performance of or conflict with corporate duties.

6. YOU ARE EXPECTED TO MANAGE YOUR PERSONAL FINANCES RESPONSIBLY AND REPORT ON YOUR INDEBTEDNESS AS REQUIRED.

     Each employee has the responsibility for living within his/her financial means. Because of the nature of the banking business, your personal financial condition, if improperly handled, could undermine your credibility and that of the Company. Employees are expected to meet their personal financial obligations in a timely, sound, and responsible manner. Garnishments, levies, liens, insufficient fund checks, and past due obligations are indicators of unsound personal financial condition and may be cause to terminate employment.

         LOANS
Directors, officers and employees are not permitted to borrow from customers or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, security, repayment terms and the like. This prohibition does not preclude borrowing from anyone related to the employee by blood or marriage.

Directors, officers and employees are not permitted to borrow from employees
         (except in nominal ($25.00 or less) amounts on an infrequent basis) and are prohibited from borrowing from subordinates.

         OVERDRAFTS/KITING
Each employee is expected to handle his/her checking account in a reasonable manner. Unpaid overdrafts will not be tolerated.

7. YOU ARE EXPECTED TO CARRY OUT PERSONAL SECURITIES AND OTHER FINANCIAL TRANSACTIONS WITHIN THE BOUNDS SET FORTH BY THE COMPANY, REPORTING THESE TRANSACTIONS AS REQUIRED.

         (a)      Margin or Commodity Accounts
     It is the policy of the Company to neither encourage nor discourage use of margin accounts. However, any employee considering the use of such an arrangement should carefully evaluate the risks involved.

         (b)      Company Securities
     Normally purchases and sales of Company securities should be made through one of the Company's market makers or your regular broker/dealer and adhere to the requirements set forth in the Company's Insider Trading Policy.

         (c)      "Inside Information" and Trading In Securities

     Material nonpublic ("inside") information must never be passed to or used by the Company's personnel in conjunction with investment transactions for


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     the Company or for our clients.

     Individual directors, officers and employees may not use "inside information" to trade in securities of any sort - nor may you pass along such information, expressly, or by way of making a recommendation for the purchase or sale of a security, based upon such information to someone else for this purpose.

8. YOU ARE EXPECTED TO TREAT THE COMPANY'S EMPLOYEES, CUSTOMERS AND OTHERS WITH WHOM YOU HAVE DEALINGS FAIRLY AND WITH RESPECT.

     Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

9. YOU ARE EXPECTED TO FULLY DISCLOSE ANY TRANSACTIONS OR ACTIVITIES WHICH ARE RELATIVE TO THE COMPANY'S OPERATIONS TO MANAGEMENT.

     All directors, officers and employees should maintain complete and accurate records and accounts, and provide timely and candid forecasts and assessments to management to ensure full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC or other regulatory agencies and in other public communications.

10. YOU ARE EXPECTED TO ANNUALLY ACKNOWLEDGE THAT YOU HAVE READ AND COMPLIED WITH THESE STANDARDS.

     The Company's Chief Financial Officer is responsible for the administration of the Standards and the required reports. All Certification Statements shall be submitted to the Company's Chief Financial Officer for review and storage in confidential files separate from employee files.

     The primary accountability and responsibility for the Standards of Conduct rests with each individual director, officer and employee. All directors, officers and employees will receive a copy of these Standards and shall annually complete and file with the Company's Chief Financial Officer a certification statement that he/she has read the Standards and understands its requirements. Reports shall be submitted more frequently than annually whenever there has been a material change from the date of the last report.





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                         ANNUAL CERTIFICATION STATEMENT


NAME _________________________________________________________________
                           (Please print)

FOR EMPLOYEES:

DEPARTMENT _______________________________________________EXT # _______
                           (Please print)

SUPERVISOR ___________________________________________________________
                           (Please print)

THE INFORMATION REQUESTED ON THIS DISCLOSURE STATEMENT IS REQUIRED TO COMPLY WITH CORPORATE POLICY. PLEASE COMPLETE THE INFORMATION REQUESTED AND RETURN THIS FORM DIRECTLY TO THE COMPANY'S CHIEF FINANCIAL OFFICER.


   ALL DIRECTORS, OFFICERS AND EMPLOYEES MUST ANSWER THE FOLLOWING QUESTION:

1. DO YOU HAVE ANY REPORTABLE INFORMATION? (THAT IS, IS THERE ANYTHING THAT CONSTITUTES A CONFLICT OF INTEREST, OR, COULD LEAD TO A POSSIBLE CONFLICT OF INTEREST, SUCH AS A MATERIAL TRANSACTION OR RELATIONSHIP, ALL AS MORE FULLY DESCRIBED IN THE STANDARDS OF CONDUCT.)

            YES        NO      If YES, please report here: (Attach an additional
             (circle one)      sheet, if necessary)





I have received a copy of the Company's Standards of Conduct and am familiar with its contents. For the period beginning from the date of my last statement or date of employment or election to the Board, as applicable, and ending December 31, ____; within its meaning, expressed and implied, I am not aware of any circumstances of a personal or family nature that would be in conflict with the "Standards," except as indicated above.

I understand my failure to comply with the Standards of Conduct may be cause for dismissal or removal. I will report promptly any actual or potential conflict of interest that may develop in the future.

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Date                                Signature




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